Exhibit 99.1

February 25, 2026

SmartStop Self Storage REIT, Inc. Reports Fourth Quarter 2025 Results

LADERA RANCH, CA – February 25, 2026 – SmartStop Self Storage REIT, Inc. (“SmartStop” or “the Company”), a self-managed and fully-integrated self storage company, announced its overall results for the three and 12 months ended December 31, 2025.

“2025 was a truly transformational year for SmartStop,” said H. Michael Schwartz, Chairman and Chief Executive Officer of SmartStop. “From our successful IPO to multiple Maple Bond offerings, nearly $335 million of high quality on-balance sheet acquisitions, and our acquisition of Argus Professional Storage Management, 2025 will certainly be a year to remember for our Company. Since our IPO in April, we have successfully executed on our business plan, and we look forward to continuing that success in 2026.”

“Looking ahead, we are encouraged by the sector’s stabilization. As new supply continues to moderate, we believe rates from new customers are strengthening in many markets, while our internal customer and trend data support longer stays,” continued Mr. Schwartz. “However, the storage market remains choppy as competition remains elevated in certain markets. Despite the choppiness, in 2025 we delivered sector leading same-store revenue growth of 1.6% and sector leading FFO as Adjusted per share growth of 10.0%. As sector fundamentals continue to stabilize, our portfolio and our Company are well-positioned to achieve solid forward growth.”

Three Months Ended December 31, 2025 Financial Highlights:

•
Net income attributable to common stockholders was approximately $2.8 million. This represents an increase of approximately $6.5 million when compared to the same period in 2024. Net income per share of Common Stock, (basic and diluted) was $0.05. This represents an increase of approximately $0.21 when compared to the same period in 2024.
•
Total self storage-related revenues were approximately $64.8 million, an increase of approximately $8.9 million when compared to the same period in 2024.
•
FFO, as adjusted (attributable to common stockholders and Operating Partnership (“OP”) unit holders), was approximately $32.5 million, an increase of approximately $20.9 million when compared to the same period in 2024.
•
FFO, as adjusted per share and OP unit outstanding – diluted was $0.55, an increase of approximately $0.13 when compared to the same period in 2024.
•
Same-store revenues increased by 0.4%, same-store property operating expenses increased by 2.0%, while same-store net operating income (“NOI”) declined by 0.3% compared to the same period in 2024.
•
On a constant currency basis for our Canadian properties included in our wholly owned same-store pool, our aggregate same-store revenues for all properties included in the pool increased by 0.4%, same-store expenses increased by 1.9%, while same-store NOI decreased by 0.3% compared to the same period in 2024.
•
Same-store average physical occupancy increased by 0.1% to 92.3% compared to the same period in 2024.
•
Same-store annualized rent per occupied square foot was approximately $20.04, a decrease of approximately 0.6% when compared to the same period in 2024.

12 Months Ended December 31, 2025 Financial Highlights:

•
Net loss attributable to common stockholders was approximately $8.8 million. This represents a decrease in net loss of approximately $9.6 million when compared to the same period in 2024. Net loss per share of Common Stock, Class A and Class T shares (basic and diluted) was $0.20, a decrease in net loss per share of approximately $0.58 as compared to the same period in 2024.
•
Total self storage-related revenues were approximately $249.5 million, an increase of approximately $30.5 million when compared to the same period in 2024.
•
FFO, as adjusted (attributable to common stockholders and OP unit holders), was approximately $95.5 million, an increase of approximately $48.7 million when compared to the same period in 2024.
•
FFO, as adjusted per share and OP unit outstanding – diluted was $1.87, an increase of approximately $0.17 when compared to the same period in 2024.
•
Same-store revenues increased by 1.6%, same-store property operating expenses increased by 3.8%, while same-store net operating income (“NOI”) increased by 0.6% compared to the same period in 2024.
•
On a constant currency basis for our Canadian properties included in our wholly owned same-store pool, our aggregate same-store revenues for all properties included in the pool increased by 1.8%, same-store expenses increased by 4.0%, while same-store NOI increased by 0.8% compared to the same period in 2024.
•
Same-store average physical occupancy increased by 0.3% to 92.5% compared to the same period in 2024.
•
Same-store annualized rent per occupied square foot was approximately $20.03, an increase of approximately 0.3% when compared to the same period in 2024.

Financing Activities

On October 31, 2025, ten of our joint ventures with SmartCentres closed on a $160 million CAD term loan (the “RBC JV Term Loan III”) with RBC pursuant to which ten of our joint venture subsidiaries that each own 50% of a Joint Venture property serve as borrowers (the “RBC Borrowers III”). The RBC JV Term Loan III is secured by first mortgages on ten of the Canadian JV Properties, most of which were previously encumbered by either the RBC JV Term Loan, the RBC JV Term Loan II or the SmartCentres Financings . The RBC JV Term Loan III matures on November 1, 2030, which may be extended by one additional year, subject to certain terms. Interest on the RBC JV Term Loan III is fixed at an annual rate of 3.87%, and monthly payments include interest and principal, amortized on a 30 year basis until maturity. Proceeds from the RBC JV Term Loan III were used to fully pay down the outstanding principal and accrued interest on the RBC JV Term Loan, the RBC JV Term Loan II, and the SmartCentres Financing. We serve as a recourse guarantor with respect to $80 million CAD of the obligations under the RBC JV Term Loan III.

On February 18, 2026, we entered into a new senior unsecured credit facility in the initial amount of $500 million with a syndicate of banks led by KeyBank National Association, Bank of Montreal, JPMorgan Chase Bank, N.A., M&T Bank, The Bank of Nova Scotia, Truist Bank and Wells Fargo Bank, N.A. The agreement includes an accordion feature that allows us to request up to an additional $1.1 billion in borrowing capacity. Borrowings under this credit facility may be in either U.S. dollars or Canadian dollars at our election. Initial advances under this credit facility bear interest on a pricing grid that is approximately 35 basis points lower than the previous revolving credit facility. The new facility has a four-year term and includes an option for a 12-month extension.

Acquisitions and Dispositions

On November 4, 2025, we purchased a self storage facility located in the Orlando, Florida MSA (the “Winter Garden Property”). The purchase price for the Winter Garden Property was approximately $15.3 million, plus closing costs. This acquisition was funded with proceeds drawn from the credit facility. On December 19, 2025, we invested approximately $3.0 million USD into a newly formed SmartCentres joint venture, which acquired a parcel of land in Ontario, Canada. The joint venture plans to develop the land into a self storage property.

On October 30, 2025, we sold our Murfreesboro, Tennessee property to SST X (one of our Managed REITs) for approximately $7.9 million, which was equal to the purchase price we paid for the property earlier this year, plus an additional amount to cover certain post-closing adjustments related to capital improvements we made on the property since acquisition. This transaction was approved by the nominating and corporate governance committee of our board of directors and the board of directors of SST X, including its independent trustees. We recognized a gain on disposition of real estate of approximately $0.3 million in connection with this transaction.

Third Party Management

On October 1, 2025, pursuant to a contribution agreement (the “Contribution Agreement”), we acquired Argus Professional Storage Management, LLC, (the “Third Party Platform Acquisition”). Under the terms of the Contribution Agreement, total upfront consideration provided in the transaction was approximately $21.1 million, composed of $8.5 million in cash and 328,343 units of limited partnership interests (“OP Units”) in our Operating Partnership. In addition, the Contribution Agreement includes a potential earnout of up to an additional $11.0 million based on revenues generated during fiscal year 2028, with 75% payable in cash and 25% being payable in OP Units. As of December 31, 2025, the Company managed 221 stores for third parties.

Managed REIT Platform Update

SmartStop, through an indirect subsidiary, serves as the sponsor of Strategic Storage Growth Trust III, Inc. (“SSGT III”), Strategic Storage Trust VI, Inc. (“SST VI”), and Strategic Storage Trust X (“SST X” together with SSGT III and SST VI, the “Managed REITs”). SmartStop receives asset management fees, property management fees, acquisition fees, and other fees, as applicable and receives substantially all of the tenant protection program revenue earned by the Managed REITs, which had a combined portfolio of 52 operating properties and approximately 41,370 units and 4.5 million rentable square feet at quarter end. Assets under management for the Managed REITs was approximately $1,066.2 million at quarter end.

Bridge Lending & Investments

On October 31, 2025, we, through our TRS, invested approximately $4.8 million in an unaffiliated entity to facilitate its purchase of five self storage properties and one retail property in the state of New York (the “NY Preferred Investment”). Our investment was structured as preferred equity, carrying a 10.0% distribution rate. We will receive a 1.0% investment fee for all amounts invested, and a redemption fee of 1.0% for any amounts redeemed, unless redeemed within the first 90 days following the closing. We hold customary preferred equity rights and protections, and we have the right to call the NY Preferred Investment amounts after five years. The investment was utilized to purchase five self storage properties, all of which have us serving as property manager. In December, $1.0 million of the NY Preferred Investment was redeemed at the election of the issuer. As of December, 31, 2025, approximately $3.8 million was outstanding on the investment.

Declared Distributions

On December 22, 2025, our board of directors approved a distribution amount for the month of January 2026 such that all holders of our outstanding common stock for the month of January will receive a distribution equal to $0.1359 per share, equivalent to an annualized distribution of $1.60 per share. The January 2026 distribution payable to each stockholder of record at the end of January was paid on or about February 13, 2026.

On January 29, 2026, our board of directors approved a distribution amount for the month of February 2026 such that all holders of our outstanding common stock for the month of February will receive a distribution equal to $0.1227 per share, equivalent to an annualized distribution of $1.60 per share. The February 2026 distribution payable to each stockholder of record at the end of February we expect to be paid on or about March 13, 2026.

Webcast & Conference Call

Management will host a conference call and webcast to discuss the results on Thursday, February 26, 2026, at 12:00 p.m. Eastern Standard Time. During the call, company officers will review operating performance, discuss recent events, and conduct a question-and-answer period. The question-and-answer period will be limited to registered financial analysts. All other participants will have listen-only capability.

A live webcast of the call will be available in the Investor Relations section of the Company’s website at investors.smartstopselfstorage.com. To access the live webcast, participants are encouraged to visit the site at least 15 minutes before the start time to register and download any necessary software.

Contact:

David Corak

SVP of Corporate Finance & Strategy

SmartStop Self Storage REIT, Inc.

investors.smartstopselfstorage.com

ir@smartstop.com

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands, except share and per share data)

	December 31,
	2025	2024
ASSETS
Real estate facilities:
Land	$541,330	$480,539
Buildings	1,782,894	1,516,095
Site improvements	103,139	94,562
	2,427,363	2,091,196
Accumulated depreciation	(366,447)	(305,132)
	2,060,916	1,786,064
Construction in process	6,443	9,503
Real estate facilities, net	2,067,359	1,795,567
Cash and cash equivalents	54,224	23,112
Restricted cash	5,144	6,189
Investments in unconsolidated real estate ventures	36,694	38,797
Investments in and advances to Managed REITs	130,961	57,722
Deferred tax assets	3,182	4,310
Other assets, net	27,188	33,538
Intangible assets, net of accumulated amortization	18,358	6,766
Trademarks, net of accumulated amortization	15,700	15,700
Goodwill	69,974	53,643
Debt issuance costs, net of accumulated amortization	3,388	6,723
Total assets	$2,432,172	$2,042,067
LIABILITIES, TEMPORARY EQUITY, AND EQUITY
Debt, net	$1,098,248	$1,317,435
Accounts payable and accrued liabilities	38,646	38,113
Due to affiliates	—	362
Distributions payable	8,796	9,257
Deferred tax liabilities	6,559	5,954
Total liabilities	1,152,249	1,371,121
Commitments and contingencies
Redeemable common stock	—	62,042
Preferred stock, $0.001 par value; 50,000,000 and 200,000,000 shares authorized at December 31, 2025 and 2024, respectively:
Series A Convertible Preferred Stock, $0.001 par value; 0 and 200,000 shares authorized at December 31, 2025 and 2024, respectively; 0 and 200,000 shares issued and outstanding at December 31, 2025 and 2024, respectively, with aggregate liquidation preferences of $0 and $203,400 at December 31, 2025 and 2024, respectively	—	196,356
Equity:
SmartStop Self Storage REIT, Inc.:
Common Stock, $0.001 par value; 141,250,000 shares and 0 shares authorized at December 31, 2025 and 2024, respectively; 55,359,250 shares and 0 shares issued and outstanding at December 31, 2025 and 2024, respectively	55	—
Class A Common Stock, $0.001 par value; 31,250,000 shares and 350,000,000 shares authorized at December 31, 2025 and 2024, respectively; 0 and 21,970,817 shares issued and outstanding at December 31, 2025 and 2024, respectively	—	89
Class T Common Stock, $0.001 par value; 2,500,000 shares and 350,000,000 shares authorized at December 31, 2025 and 2024, respectively; 0 and 2,038,466 shares issued and outstanding at December 31, 2025 and 2024, respectively	—	8
Additional paid-in capital	1,837,194	895,118
Distributions	(463,165)	(382,160)
Accumulated deficit	(194,407)	(185,649)
Accumulated other comprehensive income (loss)	733	(1,708)
Total SmartStop Self Storage REIT, Inc. equity	1,180,410	325,698
Noncontrolling interests in our Operating Partnership	99,513	86,470
Other noncontrolling interests	—	380
Total noncontrolling interests	99,513	86,850
Total equity	1,279,923	412,548
Total liabilities, temporary equity and equity	$2,432,172	$2,042,067

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues:
Self storage rental revenue	$61,992	$53,529	$238,501	$209,579
Ancillary operating revenue	2,854	2,423	11,014	9,397
Managed Platform revenues	7,176	3,056	19,166	11,383
Reimbursable costs from Managed Platform	6,425	1,636	12,460	6,647
Total revenues	78,447	60,644	281,141	237,006
Operating expenses:
Property operating expenses	20,737	17,350	86,364	70,684
Managed Platform expenses	3,285	1,430	9,843	3,982
Reimbursable costs from Managed Platform	6,425	1,636	12,460	6,647
General and administrative	8,231	7,498	38,211	29,948
Depreciation	16,484	14,119	63,226	55,175
Intangible amortization expense	3,542	474	9,974	935
Acquisition expenses	988	292	2,030	413
Contingent earnout adjustment	221	—	221	—
Total operating expenses	59,913	42,799	222,329	167,784
Gain on disposition of real estate	284	—	284	—
Income from operations	18,818	17,845	59,096	69,222
Other income (expense):
Equity in earnings (losses) from investments in unconsolidated real estate ventures	2	(312)	(407)	(1,380)
Equity in earnings (losses) from investments in Managed REITs	176	(457)	(444)	(1,414)
Other, net	(3,726)	1,667	(21)	(1,282)
Interest income	1,384	872	4,368	3,247
Interest expense	(13,321)	(19,375)	(59,895)	(72,325)
Loss on debt extinguishment	—	—	(2,533)	(471)
Income tax expense	(362)	(391)	(1,901)	(1,484)
Net income (loss)	2,971	(151)	(1,737)	(5,887)
Net (income) loss attributable to noncontrolling interests	(187)	(140)	190	266
Less: Distributions to preferred stockholders	—	(3,400)	(3,567)	(12,758)
Less: Accretion- preferred equity costs	—	—	(3,644)	—
Net income (loss) attributable to SmartStop Self Storage REIT, Inc. common stockholders	$2,784	$(3,691)	$(8,758)	$(18,379)
Net income (loss) per Common Stock, Class A & Class T share:
Basic	$0.05	$(0.16)	$(0.20)	$(0.78)
Diluted	$0.05	$(0.16)	$(0.20)	$(0.78)
Weighted average Common Stock, Class A & Class T shares outstanding:
Basic	55,234,212	24,037,837	47,299,813	24,139,414
Diluted	55,438,037	24,037,837	47,299,813	24,139,414

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES NON-GAAP MEASURE –

COMPUTATION OF FUNDS FROM OPERATIONS, AS ADJUSTED

(Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income (loss)	$2,971	$(151)	$(1,737)	$(5,887)
Other noncontrolling interests	—	(183)	(305)	(507)
Distributions to preferred stockholders	—	(3,400)	(3,567)	(12,758)
Accretion- preferred equity costs	—	—	(3,644)	—
Adjustments:
Depreciation of real estate	16,274	13,786	61,986	53,975
Gain on disposition of real estate	(284)	—	(284)	—
Amortization of real estate related intangible assets	3,194	437	9,556	715
Depreciation and amortization of real estate and intangible assets from unconsolidated entities	749	700	2,954	2,615
FFO (attributable to common stockholders and OP unit holders)	22,904	11,189	64,959	38,153
Other Adjustments:
Intangible amortization expense - contracts (1)	349	37	418	220
Acquisition-related expenses (2)	1,470	293	2,512	413
Acquisition expenses, amortization of debt issuance costs and foreign currency (gains) losses, net from unconsolidated entities	41	180	202	222
Loss due to hurricane (3)	—	—	—	500
Contingent earnout adjustment (4)	221	—	221	—
Accretion of fair market value of secured debt	175	40	719	120
Loss on extinguishment of debt (5)	—	—	2,533	471
Foreign currency and interest rate derivative losses (gains), net (6)	5,208	(1,732)	2,264	577
Transactional expenses (7)	—	—	2,422	330
IPO Grant (8)	722	—	9,458	—
Adjustment of deferred tax assets and liabilities (1)	163	243	1,046	845
Sponsor funding reduction (9)	273	246	1,052	844
Accretion - preferred equity costs (1)	—	—	3,644	—
Amortization of debt issuance costs (1)	991	1,139	4,080	4,115
FFO, as adjusted (attributable to common stockholders and OP unit holders)	$32,517	$11,635	$95,530	$46,810

Weighted average Common Stock, Class A & Class T shares outstanding – basic	55,234,212	24,037,837	47,299,813	24,139,414
Weighted average OP units outstanding	3,737,005	3,312,004	3,478,757	3,303,204
Weighted average other dilutive securities	203,825	132,128	234,708	104,120
Weighted average shares & OP units outstanding – diluted	59,175,042	27,481,969	51,013,278	27,546,738
FFO, as adjusted per share & OP unit outstanding – diluted	$0.55	$0.42	$1.87	$1.70

(1)
These items represent the amortization, accretion, or adjustment of intangible assets, debt issuance costs, equity issuance costs, or deferred tax assets and liabilities.
(2)
This represents acquisition expenses associated with investments in real estate that were incurred prior to the acquisitions becoming probable and therefore not capitalized in accordance with our capitalization policy, as well as specific incremental acquisition-related expenses included in general and administrative in our consolidated statements of operations related to certain third party costs for completed acquisitions. This also includes costs associated with a one-time retention plan accrual of approximately $0.2 million, which was established on October 1, 2025 in connection with the Third Party Platform Acquisition.
(3)
Such casualty loss relates to Hurricane Helene, which occurred in September 2024.
(4)
The contingent earnout adjustment represents the adjustment to fair value of the contingent earnout established in connection with the Third Party Platform Acquisition.
(5)
The net loss associated with the extinguishment of debt includes prepayment penalties, defeasance costs, the write-off of unamortized deferred financing fees, and other fees incurred.
(6)
This represents the mark-to-market adjustment for certain of our derivative instruments not designated for hedge accounting and the ineffective portion of the change in fair value of derivatives recognized in earnings. Changes in foreign currency related to our foreign equity investments not classified as long term under GAAP, along with transactions denominated in a currency other than the functional currency of the related entity, which includes both our

2028 Canadian Notes and our 2030 Canadian Notes. There was no adjustment during the year ended December 31, 2025 for the approximately $0.5 million of income received during the period related to the short term forward entered into and settled in the period to hedge interest rate movements related to the 2028 Canadian Notes. Changes in foreign currency related to our foreign equity investments not classified as long term are included in this adjustment.
(7)
Such costs incurred for the year ended December 31, 2025 primarily included: i) approximately $0.9 million related to our Underwritten Public Offering, but were not directly attributable thereto, and were therefore included in general and administrative in our consolidated statements of operations; ii) approximately $1.2 million of termination costs related to our Former Dealer Manager; and iii) approximately $0.6 million of professional fees related to the calculation of our estimated net asset value, which we will no longer incur, given the listing of our common stock and other similar minor amounts. Such costs in 2024 and 2023 relate to our filing of our registration statement on Form S-11 and the pursuit of the offering of our common stock, which was successfully completed in April 2025. As these items are non-recurring and not a primary driver in our decision-making process, FFO is adjusted for its effect to arrive at FFO, as adjusted, as a means of determining a comparable sustainable operating performance metric.
(8)
The amounts adjusted for in the table above relate to the stock compensation expense and related employer tax liabilities recorded related to the equity grants issued in connection with the Underwritten Public Offering. FFO is adjusted for its effect to arrive at FFO, as adjusted, and was adjusted for this one-time grant as a means of determining a comparable sustainable operating performance metric.
(9)
Pursuant to the Sponsor Funding Agreement, SmartStop funded certain costs of SST VI’s share sales, and in return receives Series C Units in Strategic Storage Operating Partnership VI, L.P. The excess of the funding over the value of the Series C Units received is accounted for as a reduction of Managed Platform revenue from SST VI over the remaining estimated term of the management contracts with SST VI. FFO is adjusted for its effect to arrive at FFO, as adjusted, as a means of determining a comparable sustainable operating performance metric.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

COMPUTATION OF SAME-STORE OPERATING RESULTS

(Unaudited)

Same-Store Facility Results - three months ended December 31, 2025 and 2024

The following table sets forth operating data for our same-store facilities (stabilized and comparable properties that have been included in the consolidated results of operations since January 1, 2024, excluding four other properties) for the three months ended December 31, 2025 and 2024. We consider the following data to be meaningful as this allows generally for the comparison of results without the effects of acquisition, dispositions, development activity, properties impacted by casualty events, lease up properties or similar other such factors (dollars in thousands, except per occupied square foot amounts):

	Same-Store Facilities			Non Same-Store Facilities				Total
	2025	2024	% Change	2025		2024	% Change	2025	2024	% Change
Revenue (1)	$51,519	$51,302	0.4%	$10,786		$2,505	N/M	$62,305	$53,807	15.8%
Property operating expenses (2)	16,376	16,059	2.0%	4,109		1,175	N/M	20,485	17,234	18.9%
Net operating income	$35,143	$35,243	-0.3%	$6,677		$1,330	N/M	$41,820	$36,573	14.3%

Number of facilities	149	149		29	(6)	12		178	161
Rentable square feet (3)	11,543,760	11,526,700		2,397,625		1,023,800		13,941,385	12,550,500
Average physical occupancy (4)	92.3%	92.2%	0.1%	84.5%		N/M	N/M	91.0%	91.9%	-0.9%
Annualized rent per occupied square foot (5)	$20.04	$20.17	-0.6%	$22.13		N/M	N/M	$20.37	$19.98	2.0%

N/M Not meaningful

(1)
Revenue includes rental income, certain ancillary revenue, administrative and late fees, and excludes Tenant Protection Program revenue.
(2)
Among other expenses, property operating expenses excludes Tenant Protection Program related expense and stock compensation expense related to the grant issued in connection with our Underwritten Public Offering. Please see the reconciliation of net operating income to net income (loss) below for the full detail of adjustments to reconcile net operating income to net income (loss).
(3)
Of the total rentable square feet, parking represented approximately 1,095,000 square feet and 1,040,000 square feet as of December 31, 2025 and 2024, respectively. On a same-store basis, for the same periods, parking represented approximately 970,000 square feet. Amount not in thousands.
(4)
Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation.
(5)
Determined by dividing the aggregate rental income, net of discounts and concessions and excluding late and administrative fees for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation in the first full month of non-operation. We have excluded the rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot. Amount not in thousands.

(6)
Included in the 2025 non same-store data is a self storage facility located in Murfreesboro, Tennessee, consisting of approximately 62,100 square feet that was purchased on February 2, 2025, and sold to SST X on October 30, 2025.

Our same-store revenue increased by approximately $0.2 million, or approximately 0.4%, for the three months ended December 31, 2025 compared to the three months ended December 31, 2024 due to an approximately 0.1% increase in average occupancy, and an increase in administrative and late fees. Such increases were slightly offset by an approximately 0.6% decline in annualized rent per occupied square foot. Property operating expenses increased by approximately 2.0%, primarily attributable to increased property taxes and payroll costs.

Net operating income, or NOI, is a non-GAAP measure that we define as net income (loss), computed in accordance with GAAP, generated from properties before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses, tenant protection economics, stock compensation related to our IPO Grant and other non-property related income and expense. We believe that NOI is useful for investors as it provides a measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with the ongoing operation of the properties. Additionally, we believe that NOI (sometimes referred to as property operating income) is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. In addition, NOI is not a substitute for net income (loss), cash flows from operations, or other related financial measures, in evaluating our operating performance.

The following table presents a reconciliation of net income (loss) as presented on our consolidated statements of operations to net operating income, as stated above, for the periods indicated (in thousands):

	Three Months Ended December 31,
	2025	2024
Net income	$2,971	$(151)
Adjusted to exclude:
Tenant Protection Program revenue (1)	(2,540)	(2,145)
Tenant Protection Program related expense	251	116
Managed Platform revenue	(7,176)	(3,056)
Managed Platform expenses	3,285	1,430
General and administrative	8,231	7,498
Depreciation	16,484	14,119
Intangible amortization expense	3,542	474
Acquisition expenses	988	292
(Earnings) losses from our equity method investments in unconsolidated real estate ventures	(2)	312
(Earnings) losses from our equity method investments in Managed REITs	(176)	457
Other, net	3,726	(1,667)
Interest income	(1,384)	(872)
Interest expense	13,321	19,375
Contingent earnout adjustment	221	—
Gain on disposition of real estate	(284)	—
Income tax expense (benefit)	362	391
Total net operating income	$41,820	$36,573

(1)
Included within ancillary operating revenue within our consolidated statements of operations, approximately $2.1 million and $2.0 million of Tenant Protection Program revenue was earned at same-store facilities during the three months ended December 31, 2025 and 2024, respectively, with the remaining approximately $0.4 million and $0.1 million earned at non same-store facilities during the three months ended December 31, 2025 and 2024, respectively.

Same-Store Facility Results - twelve months ended December 31, 2025 and 2024

The following table sets forth operating data for our same-store facilities (stabilized and comparable properties that have been included in the consolidated results of operations since January 1, 2024, excluding four other properties) for the years ended December 31, 2025 and 2024. We consider the following data to be meaningful as this allows generally for the comparison of results without the effects of acquisition, dispositions, development activity, properties impacted by casualty events, lease up properties or similar other such factors (dollars in thousands, except per occupied square foot amounts):

	Same-Store Facilities			Non Same-Store Facilities				Total
	2025	2024	% Change	2025		2024	% Change	2025	2024	% Change
Revenue (1)	$206,896	$203,590	1.6%	$32,872		$7,090	N/M	$239,768	$210,680	13.8%
Property operating expenses (2)	68,555	66,040	3.8%	13,424		3,661	N/M	81,979	69,701	17.6%
Net operating income	$138,341	$137,550	0.6%	$19,448		$3,429	N/M	$157,789	$140,979	11.9%

Number of facilities	149	149		29	(6)	13		178	162
Rentable square feet (3)	11,543,760	11,526,700		2,397,625		1,090,200		13,941,385	12,616,900
Average physical occupancy (4)	92.5%	92.2%	0.3%	87.5%		N/M	N/M	91.9%	92.1%	-0.2%
Annualized rent per occupied square foot (5)	$20.03	$19.98	0.3%	$21.63		N/M	N/M	$20.24	$19.84	2.0%

N/M Not meaningful

(1)
Revenue includes rental income, certain ancillary revenue, administrative and late fees, and excludes Tenant Protection Program revenue.
(2)
Among other expenses, property operating expenses excludes Tenant Protection Program related expense and stock compensation expense related to the grant issued in connection with our Underwritten Public Offering. Please see the reconciliation of net operating income to net income (loss) below for the full detail of adjustments to reconcile net operating income to net income (loss).
(3)
Of the total rentable square feet, parking represented approximately 1,095,000 square feet and 1,040,000 square feet as of December 31, 2025 and 2024, respectively. On a same-store basis, for the same periods, parking represented approximately 970,000 square feet. Amount not in thousands.
(4)
Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation.
(5)
Determined by dividing the aggregate rental income, net of discounts and concessions and excluding late and administrative fees for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation in the first full month of non-operation. We have excluded the rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot. Amount not in thousands.
(6)
Included in the 2025 non same-store data is a self storage facility located in Murfreesboro, Tennessee, consisting of approximately 62,100 square feet that was purchased on February 2, 2025, and sold to SST X on October 30, 2025.

Our same-store revenue increased by approximately $3.3 million, or approximately 1.6%, for the year ended December 31, 2025 compared to the year ended December 31, 2024 due to an approximately 0.3% increase in average occupancy, an approximately 0.3% increase in annualized rent per occupied square foot and increased administrative and late fees. Property operating expenses increased by approximately 3.8%, primarily attributable to increased property taxes and payroll costs.

The following table presents a reconciliation of net income (loss) as presented on our consolidated statements of operations to net operating income, as stated above, for the periods indicated (in thousands):

	Year Ended December 31,
	2025	2024
Net loss	$(1,737)	$(5,887)
Adjusted to exclude:
Tenant Protection Program revenue (1)	(9,748)	(8,296)
Tenant Protection Program related expense	802	983
IPO Grant (2)	3,584	—
Managed Platform revenue	(19,166)	(11,383)
Managed Platform expenses	9,843	3,982
General and administrative	38,211	29,948
Depreciation	63,226	55,175
Intangible amortization expense	9,974	935
Acquisition expenses	2,030	413
Losses from our equity method investments in unconsolidated real estate ventures	407	1,380
Losses from our equity method investments in Managed REITs	444	1,414
Other, net	21	1,282
Interest income	(4,368)	(3,247)
Interest expense	59,895	72,325
Contingent earnout adjustment	221	—
Loss on debt extinguishment	2,533	471
Gain on disposition of real estate	(284)	—
Income tax expense	1,901	1,484
Total net operating income	$157,789	$140,979

(1)
Approximately $8.3 million and $7.9 million of Tenant Protection Program revenue was earned at same-store facilities during the years ended December 31, 2025 and 2024, respectively, with the remaining approximately $1.5 million and $0.4 million earned at non same-store facilities during the years ended December 31, 2025 and 2024, respectively.
(2)
Stock compensation and related expense herein only includes such expense related to the Underwritten Public Offering (the "IPO Grant") that is included in property operating expense.

The following tables present a reconciliation of same-store as reported net operating income to same-store constant currency net operating income (dollars in thousands):

	Three Months Ended December 31,
	2025	2024	% Change
Total revenues
As reported	$51,519	$51,302	0.4%
Impact of FX rate	(20)	—
Constant currency basis	$51,499	$51,302	0.4%

Total expenses
As reported	$16,376	$16,059	2.0%
Impact of FX rate	(5)	—
Constant currency basis	$16,371	$16,059	1.9%

Net operating income
As reported	$35,143	$35,243	-0.3%
Impact of FX rate	(15)	—
Constant currency basis	$35,128	$35,243	-0.3%

	Twelve Months Ended December 31,
	2025	2024	% Change
Total revenues
As reported	$206,896	$203,590	1.6%
Impact of FX rate	438	—
Constant currency basis	$207,334	$203,590	1.8%

Total expenses
As reported	$68,555	$66,040	3.8%
Impact of FX rate	142	—
Constant currency basis	$68,697	$66,040	4.0%

Net operating income
As reported	$138,341	$137,550	0.6%
Impact of FX rate	296	—
Constant currency basis	$138,637	$137,550	0.8%

Note: The Company's 13 same-store properties in Canada are operated in Canadian Dollars (CAD), and their financial results are translated to U.S. Dollars (USD) in accordance with GAAP. To provide additional operating fundamentals on a constant currency basis, these selected financial results are presented in both USD as translated and on a constant currency basis, to remove the impact of non-operational foreign currency fluctuations. Constant currency results are calculated by translating current year results at prior year average exchange rates. The actual average USD/CAD exchange rate for the three months ending December 31, 2025 and December 31, 2024 was approximately 0.72x and 0.71x, respectively. The actual average USD/CAD exchange rate for the twelve months ending December 31, 2025 and December 31, 2024 was approximately 0.72x and 0.73x, respectively.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

OUTLOOK FOR FULL YEAR 2026

(Unaudited)

(Dollar amounts in thousands, except share and per share data)

	Ranges for 2026 Annual Assumptions		Notes for Annual Assumptions
	as of February 25, 2026		as of February 25, 2026
Same-store growth (as translated in U.S. dollars)	Low	High	2026 Same-store pool: 157 Properties
Revenue	-0.5%	2.0%
Operating expense	2.0%	4.0%
Net operating income	-1.8%	1.0%	Reflects an average USD/CAD exchange rate for full year 2026 of approximately 0.71x. The average USD/CAD exchange rate for the 12 months ended December 31, 2025 was approximately 0.72x.

Same-store (as translated in U.S. dollars)	Low	High	2026 Same-store pool: 157 Properties
Revenue	$218,300	$223,800
Operating expense	$75,800	$77,300
Net operating income	$142,500	$146,500	Reflects an average USD/CAD exchange rate for full year 2026 of approximately 0.71x. The average USD/CAD exchange rate for the 12 months ended December 31, 2025 was approximately 0.72x.

Same-store growth (constant currency)(1)	Low	High	2026 Same-store pool: 157 Properties
Revenue	-0.5%	2.0%
Operating expense	2.0%	4.0%
Net operating income	-1.8%	1.0%	Reflects an average USD/CAD exchange rate of approximately 0.72x for full year 2025 and 2026.

FFO, as Adjusted(2)	Low	High
FFO, as adjusted per share & OP unit outstanding - diluted	$1.93	$2.05
Weighted average share count	59,400,000	59,400,000	(Not in thousands)

	Low	High
Non same-store net operating income	$18,500	$19,800	Includes properties in the non same-store pool as of December 31, 2025. Excludes tenant protection net revenues.
Tenant Protection Program net revenue	$9,600	$9,950	Represents Tenant Protection Program revenues less Tenant Protection Program related expense for the same-store and non same-store pools.
Managed REIT EBITDA	$13,250	$13,900

Represents Managed REIT revenues less Managed REIT expenses. Assumes average AUM of $1,090 million (low) to $1,140 million (high) for the year ending December 31, 2026. Excludes $0.2 million of equity based compensation expense related to IPO grants. (Not in thousands)

Third-Party Platform adjusted EBITDA	$1,800	$3,000	Represents Third-Party Platform revenues less Third-Party Platform expenses. Excludes an estimated $1.1 million of acquisition related expenses. (Not in thousands)
General and administrative expenses	$32,000	$34,000	Excludes an estimated $4.7 million of equity based compensation expense related to IPO grants and legacy stock compensation. (Not in thousands)
Interest expense	$52,000	$55,000	Assumes average one-month SOFR of 3.4%.
Interest income	$9,000	$10,000

Capital deployment	Low	High
Acquisitions, bridge loans & loans to Managed REITs	$45,000	$65,000

Includes wholly-owned acquisitions, the Company’s investment in joint ventures, bridge loans to third parties and investments in the Managed REITs, net of any repayments of existing loans or investments.

Solar spend	$2,250	$2,750
Development spend	$9,000	$10,000	Related to the Company’s portion of properties under construction in the SmartCentres joint venture.
Redevelopment and expansion spend	$16,000	$18,000

Note: The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates. A reconciliation of the range of estimated GAAP net income (loss) per share to estimated fully diluted FFO, as adjusted per share is presented below.

(1)
Stores in Canada are operated in Canadian Dollars (CAD), and their financial results are translated to U.S. Dollars (USD) in accordance with GAAP. These stores represent 13 of the Company’s 157 stores in the 2026 same-store pool. Constant currency results are calculated by translating current year results at prior year average exchange rates. The average USD/CAD exchange rate for the 12 months ending December 31, 2025 was 0.72x.
(2)
FFO, as adjusted estimates for the year are fully diluted for an estimated average number of shares and OP units outstanding during the year.

The following table presents a reconciliation of the range of estimated GAAP net income (loss) per share to estimated fully diluted FFO, as adjusted per share:

	Ranges for 2026 Annual Assumptions
	as of February 25, 2026

	Low	High
Net income	$0.38	$0.46
Depreciation & amortization of real estate and intangible assets from consolidated and unconsolidated entities	1.34	1.38
FFO per share & OP unit outstanding - diluted	$1.72	$1.84
Acquisition related expenses and acquisition related expenses and foreign currency (gains) losses, net from unconsolidated entities	$0.02	$0.02
Amortization of debt issuance costs	0.05	0.05
Sponsor funding revenue reduction	0.02	0.02
Equity based compensation related to IPO Grants	0.08	0.08
Other (1)	0.04	0.04
FFO, as adjusted per share & OP unit outstanding - diluted	$1.93	$2.05

(1)
Includes the following: Intangible amortization expense - contracts, accretion of fair market value of secured debt, foreign currency and interest rate derivative (gains) losses, net, and adjustment of deferred tax liabilities.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

SUMMARY OF RECENT ACQUISITIONS

(Unaudited)

Property	MSA/CMA(1)	SmartStop % Ownership	Net Rentable Sq. Ft.	Units	Purchase Price(2)	Date Acquired
Colorado Springs II	Colorado Springs	100%	100,500	580	$10,516	04/10/24
Spartanburg	Greenville-Spartanburg	100%	109,800	950	13,232	07/16/24
Miami	Miami - Fort Lauderdale	100%	95,200	1,050	31,161	09/24/24
Nantucket	Boston	100%	18,600	205	9,587	11/20/24
Aurora V	Denver	100%	87,500	740	14,667	12/11/24
San Jose	San Jose	100%	61,500	670	19,616	12/19/24
Washington, DC	Washington-Arlington	100%	72,000	830	18,292	12/19/24
Ladera Ranch	Los Angeles	100%	143,500	1,300	70,030	12/20/24
2024 full year acquisitions			688,600	6,325	$187,101

Clifton	New York - Newark	100%	116,000	1,285	$38,647	1/7/2025
Hillside	New York - Newark	100%	112,000	1,200	35,944	1/7/2025
Murfreesboro(5)	Nashville	100%	63,300	500	7,907	2/20/2025
Kelowna (3)	Kelowna, British Columbia	100%	74,000	800	28,207	4/15/2025
Lakewood II	Denver, CO	100%	66,850	605	12,749	5/29/2025
Holzwarth Rd, Houston - Springwoods	Houston, TX	100%	89,800	815	15,269	6/17/2025
Holcombe Blvd, Houston - Medical Center	Houston, TX	100%	96,000	835	37,521	6/17/2025
Louetta Rd, Houston- Champions- Spring	Houston, TX	100%	111,850	745	20,013	6/17/2025
FM 2978, Houston - Magnolia	Houston, TX	100%	83,100	725	14,510	6/17/2025
Shenandoah, Houston - The Woodlands	Houston, TX	100%	88,000	750	20,513	6/17/2025
Allard, Alberta (3) (4)	Edmonton, Alberta	50%	N/A	N/A	1,199	8/12/2025
Edmonton, Alberta (3)	Edmonton, Alberta	100%	68,175	535	9,719	8/26/2025
Sherwood Park, Alberta (3)	Edmonton, Alberta	100%	65,500	535	11,804	8/26/2025
Red Deer, Alberta (3)	Edmonton, Alberta	100%	76,500	610	13,782	8/26/2025
Canmore, Alberta (3)	Calgary, AB	100%	63,500	765	21,061	8/26/2025
Cochrane, Alberta (3)	Calgary, AB	100%	84,250	605	14,004	8/26/2025
Rahway	New York - Newark	100%	55,200	560	15,328	9/3/2025
Argus Professional Storage Management(6)	N/A	100%	N/A	N/A	32,100	10/1/2025
Winter Garden	Orlando, FL	100%	72,050	515	15,262	11/4/2025
Finch, Toronto (3) (4)	Toronto, Ontario	50%	N/A	N/A	3,019	12/19/2025
2025 full year acquisitions			1,386,075	12,385	$368,558

(1)
CMA (Census Metropolitan Area) as defined by Statistics Canada.
(2)
Amounts in thousands.
(3)
Purchase price converted to USD using the exchange rate in effect at date of purchase.
(4)
This property is an undeveloped parcel of land purchased through our joint venture partnership with SmartCentres; the joint venture intends to develop this land into a self storage property.
(5)
This property was sold on October 30, 2025 for approximately $7.9 million.
(6)
Includes the potential earnout of up to $11.0 million based on revenues generated during fiscal year 2028.

ADDITIONAL INFORMATION REGARDING NOI, FFO, and FFO, as adjusted

Net Operating Income (“NOI”)

NOI is a non-GAAP measure that SmartStop defines as net income (loss), computed in accordance with GAAP, generated from properties, excluding tenant protection plan revenue, before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses, tenant protection economics, stock compensation related to our IPO Grant and other non-property related income and expense. SmartStop believes that NOI is useful for investors as it provides a measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the ongoing operation of the properties. Additionally, SmartStop believes that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, SmartStop’s use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. In addition, NOI is not a substitute for net income (loss), cash flows from operations, or other related financial measures, in evaluating our operating performance.

Funds from Operations (“FFO”) and FFO, as Adjusted

Funds from Operations

Funds from operations ("FFO"), is a non-GAAP financial metric promulgated by NAREIT that SmartStop believes is an appropriate supplemental measure to reflect operating performance. SmartStop defines FFO consistent with the standards established by the white paper on FFO approved by the board of governors of NAREIT, or the White Paper. The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and real estate related asset impairment write downs, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Additionally, gains and losses from change in control are excluded from the determination of FFO. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. SmartStop’s FFO calculation complies with NAREIT’s policy described above.

FFO, as Adjusted

SmartStop uses FFO, as adjusted, as an additional non-GAAP financial measure to evaluate their operating performance. FFO, as adjusted, provides investors with supplemental performance information that is consistent with the performance models and analysis used by management. In addition, FFO, as adjusted, is a measure used among SmartStop’s peer group, which includes publicly traded REITs. Further, SmartStop believes FFO, as adjusted, is useful in comparing the sustainability of their operating performance with the sustainability of the operating performance of other real estate companies.

In determining FFO, as adjusted, SmartStop makes further adjustments to the NAREIT computation of FFO to exclude the effects of non-real estate related asset impairments and intangible amortization, acquisition related costs, other write-offs incurred in connection with acquisitions, contingent earnout expenses, accretion of fair value of debt adjustments, amortization of debt issuance costs, gains or losses from extinguishment of debt, adjustments of deferred tax assets and liabilities, realized and unrealized gains/losses on foreign exchange transactions, gains/losses on certain foreign exchange and interest rate derivatives not designated for hedge accounting, and other select non-recurring income or expense items which SmartStop believes are not indicative of their overall long-term operating performance. SmartStop excludes these items from GAAP net income (loss) to arrive at FFO, as adjusted, as they are not the primary drivers in their decision-making process and excluding these items provides investors a view of their continuing operating portfolio performance over time, which in any respective period may experience fluctuations in such acquisition, merger or other similar activities that are not of a long-term operating performance nature. FFO, as adjusted, also reflects adjustments for unconsolidated partnerships and jointly owned investments. SmartStop uses FFO, as adjusted, as one measure of their operating performance when they formulate corporate goals and evaluate the effectiveness of their strategies.

Presentation of FFO and FFO, as adjusted, is intended to provide useful information to investors as they compare the operating performance of different REITs. However, not all REITs calculate FFO and FFO, as adjusted, the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and FFO, as adjusted, are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) as an indication of our performance, as an alternative to cash flows from operations as an indication of SmartStop’s liquidity or indicative of funds available to fund their cash needs including their ability to make distributions to their stockholders. FFO and FFO, as adjusted, should be reviewed in conjunction with other measurements as an indication of our performance.

Neither the SEC, NAREIT, nor any other regulatory body has passed judgment on the acceptability of the adjustments that SmartStop uses to calculate FFO or FFO, as adjusted. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the publicly registered, non-traded REIT industry and SmartStop would have to adjust its calculation and characterization of FFO or FFO, as adjusted.

This press release, a financial supplement, and additional information about SmartStop are available on our website, investors.smartstopselfstorage.com.

About SmartStop Self Storage REIT, Inc. (“SmartStop”):

SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA) is a self-managed REIT with a fully integrated operations team of more than 1,000 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC also sponsors other self-storage programs, and through its Managed Platform offers third party management services in the U.S. and Canada. As of February 25, 2026, SmartStop has an owned or managed portfolio of over 460 operating properties in 35 states, the District of Columbia, and Canada, comprising over 270,000 units and more than 35 million rentable square feet. SmartStop and its affiliates own or manage 49 operating self-storage properties across four provinces in Canada, which total approximately 42,200 units and 4.3 million rentable square feet.

Forward-Looking Statements

Certain of the matters discussed in this earnings release, other than historical facts, constitute forward-looking statements within the meaning of the federal securities laws, and we intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in such federal securities laws. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words, or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

Such statements include, but are not limited to statements concerning our plans, strategies, initiatives, prospects, objectives, goals, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including, without limitation:

•
disruptions in the economy, including debt and banking markets and foreign currency, including changes in the Canadian Dollar ("CAD")/U.S. Dollar ("USD") exchange rate;
•
significant transaction costs, including financing costs, and unknown liabilities;
•
whether we will be successful in the pursuit of our business plan and investment objectives;
•
changes in the political and economic climate, economic conditions and fiscal imbalances in the United States, and other major developments, including tariffs, wars, natural disasters, epidemics and pandemics, military actions, and terrorist attacks;
•
changes in tax and other laws and regulations, including tenant protection programs and other aspects of our business;

•
difficulties in our ability to attract and retain qualified personnel and management;
•
the effect of competition at our self-storage properties or from other storage alternatives, which could cause rents and occupancy rates to decline;
•
our ability to identify and complete future acquisitions on favorable terms or at all;
•
our ability to successfully integrate businesses and opportunities that we acquire, including but not limited to, the potential failure to fully realize expected cost savings and synergies from transactions or the risk that those expected cost savings and synergies may take longer than anticipated to be realized;
•
the outcome of any pending or later instituted legal or regulatory proceedings or governmental inquiries or investigations;
•
general competitive, economic, political and market conditions and other factors that may affect our future results;
•
our reliance on information technologies, which are vulnerable to, among other things, attack from computer viruses and malware, hacking, cyberattacks and other unauthorized access or misuse;
•
increases in interest rates; and
•
failure to maintain our REIT status.

All forward-looking statements, including without limitation, management’s examination of historical operating trends and estimates of future earnings, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the Securities and Exchange Commission (the “SEC”) and are not intended to be a guarantee of our performance in future periods. We cannot guarantee the accuracy of any such forward-looking statements contained in this earnings release, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information regarding risks and uncertainties associated with our business, and important factors that could cause our actual results to vary materially from those expressed or implied in such forward-looking statements, please refer to the factors listed and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Risk Factors” sections of the documents we file from time to time with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2025, a copy of which may be obtained from our website at investors.smartstopselfstorage.com.